Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2020 (the “Effective Date”) by and between _____ (“Executive”) and Construction Partners, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Executive currently serves as the _____ of the Company; and

WHEREAS, the Company and Executive desire to enter an employment agreement to memorialize the terms of Executive’s employment.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Effective Date; Term. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment, for the term commencing on the Effective Date and, unless otherwise earlier terminated pursuant to Section 5 hereof, ending at 11:59 p.m. Central Time on the fifth anniversary of the Effective Date (the “Term”). The fifth anniversary of the Effective Date is referred to herein as the “Term End Date.” Beginning on the Term End Date and on each anniversary of the Term End Date thereafter, the Term shall, without further action by Executive or the Company, be extended by an additional one-year period on the same terms and conditions as provided herein; provided, however, that either party may cause the Term to cease to extend automatically by giving written notice to the other not less than sixty (60) days prior to the scheduled expiration of the Term. Upon such notice, the Term shall terminate upon, as applicable, the Term End Date or the expiration of the then-current one-year extension period.

2. Position and Duties; Extent of Service.

(a) Position and Duties. Executive is hereby employed on the Effective Date as the _____ of the Company. In such capacity, Executive shall have the duties, responsibilities and authority commensurate with such positions and such other duties as may be assigned to him by the Board of Directors of the Company (the “Board”), and will report to the President and Chief Executive Officer of the Company.

(b) Extent of Service. During the Term, Executive shall devote substantially all of his business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the Board (which consent shall not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, as long as such activities are consistent with the Company’s Code of Business Conduct and Ethics, and (b) purchase or own less than five percent (5%) of the securities of any publicly traded corporation; provided, however, that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that the activities described in clauses (a) and (b) do not interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder.

(c) Effect of Agreement on Other Roles. In the event that Executive also serves in one or more positions for or on behalf of a subsidiary or other affiliate of the Company, the rights and obligations of Executive in such capacity, including, without limitation, the nature and extent of Executive’s duties in such position, shall not be deemed modified by virtue of the parties’ execution of this Agreement. Any payments to be made, benefits to be provided or other obligations undertaken by the Company in this Agreement may be satisfied by a subsidiary or other affiliate of the Company to the extent that Executive as a direct employment relationship with such subsidiary or affiliate. References in this Agreement to any policies, procedures or programs of the Company shall be deemed to include those of any subsidiary or other affiliate of the Company with whom Executive has a direct employment relationship to the extent applicable and as the context so requires.

(d) Change of Position or Duties. In the event that Executive’s position or duties change materially from those set forth in this Agreement, the parties agree to negotiate in good faith such amendments to the terms of this Agreement as may be necessary or appropriate to reflect such changed circumstances, including with respect to compensation and benefits.

3. Place of Performance. The principal place of Executive’s employment shall be _____; provided, however, that Executive may be required to travel on Company business during the Term to locations including, but not limited to, such other cities in which the Company may do business from time to time.

4. Compensation and Benefits.

(a) Salary. During the Term, the Company shall pay Executive an annual salary of at least $_____ (“Base Salary”), less normal withholdings, payable in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. Executive’s salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”), and the Compensation Committee may, but shall not be required to, increase Executive’s salary during the Term. Executive’s salary may not be less than the Base Salary during the Term.

(b) Annual Bonus. For each fiscal year during the Term, Executive shall be eligible to receive a cash bonus (the “Bonus”) in an amount determined either in the discretion of the Compensation Committee or based on the achievement of performance goals under any annual incentive program that may be established and administered by the Compensation Committee from time to time.

(c) Equity Awards. During the Term, Executive shall be eligible to receive awards under the Construction Partners, Inc. 2018 Equity Incentive Plan and any other stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by the Company from time to time in which executives of the Company are eligible to participate, in an amount determined by the Compensation Committee (“Equity Awards”).

(d) Fringe Benefits and Perquisites. During the Term, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent that the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company (“Peer Executives”). Notwithstanding the foregoing, during the Term, the Company may provide Executive with the use of a Company-owned automobile to the extent that the Company deems necessary for the performance of Executive’s services to the Company.

(e) Employee Benefits. During the Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis that is no less favorable than is provided to Peer Executives, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(f) Vacation and Leave. During the Term, at such reasonable times as the Board or, as applicable, the Executive’s direct supervisor, shall permit, Executive shall be entitled, without loss of pay, to be absent from the performance of his duties under this Agreement. In addition, Executive shall be entitled to annual vacation in accordance with the policies established by the Company for Peer Executives. Executive shall be entitled to sick leave, without loss of pay, in accordance with the Company’s policies in effect from time to time, and other personal and family leave as may be provided by law.

(g) Business Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company and to the extent available to other Peer Executives with respect to travel and other business expenses; provided, however, that Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Company and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

(h) Clawback of Compensation. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawbacks as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). Without limiting the generality of the foregoing, repayment by Executive will be required in the event that such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company. Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law or any recoupment policy, any such compensation properly identified by the Company by written notice. If Executive fails to return such compensation within the applicable time period, Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to Executive by the Company. The provisions of this Section 4(h) shall be modified to the extent, and remain in effect for the period, required by applicable law.

5. Termination of Employment.

(a) Death. Executive’s employment shall terminate automatically upon Executive’s death.

(b) Disability. If the Company or Executive determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, either such party may give written notice of its or his intention to terminate Executive’s employment on account of Executive’s Disability. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by either party; provided, however, that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s inability, due to physical or mental illness or disability, to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than sixty (60) consecutive days, or for any ninety (90) days within any one year period, unless a longer period is required by federal or state law, in which case such longer period will be applicable. The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by Executive and/or his medical personnel, as well as information from medical personnel selected by the Company or its insurers.

(c) Termination by the Company. The Company may terminate Executive’s employment in accordance with Section 1 hereof and during the Term with or without Cause immediately on written notice to Executive. For purposes of this Agreement, “Cause” shall mean: (i) repeated material violations by Executive of his obligations under Section 2 hereof, which violations are demonstrably willful and deliberate on Executive’s part or which result in material damage to the Company’s business or reputation; (ii) any act or omission by Executive that (A) constitutes dishonesty, fraud, malfeasance, deceit, misrepresentation, embezzlement, misappropriation of corporate assets, breach of a duty owed to the Company or conduct grossly inappropriate to Executive’s office and (B) is demonstrably likely to lead to material injury to the Company or resulted or was intended to result in direct or indirect personal enrichment of Executive; (iii) Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or a crime of moral turpitude; (iv) addiction to intoxicating drugs (including alcohol); (v) any acts or omissions of the Executive that directly or indirectly result in the intimidation, harassment, or abuse of any employee of the Company with respect to such employee’s gender, race or sexual preference, as determined by the Company after a duly filed report of such behavior and subsequent investigation by the Company into such behavior; or (vi) the permanent removal of Executive by written order of federal or state regulatory authorities or Executive’s willful and material violation of any law, regulation, memorandum of understanding, cease and desist order or other agreement with any applicable federal or state regulatory authority. The Company may place Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason (as defined below).

(d) Termination by Executive.

(i) Executive’s employment may be terminated by Executive without Good Reason by delivering to the Company written notice of termination thirty (30) days prior to the desired date of termination.

(ii) Executive’s employment may be terminated by Executive for Good Reason. For purposes of this Agreement, the occurrence of the following events shall be deemed to constitute “Good Reason,” unless Executive agrees in writing that such event shall not constitute Good Reason: (i) a material, adverse change in the nature, scope or status of Executive’s position, authorities or duties; (ii) any material reduction in Executive’s aggregate compensation or benefits; (iii) relocation of Executive’s principal place of employment of more than fifty (50) miles from Executive’s principal place of employment; (iv) any acts or omissions of the Company that directly or indirectly result in the intimidation, harassment or abuse of Executive with respect to Executive’s gender, race or sexual preference; or (v) a material breach of this Agreement by the Company. Notwithstanding any provision of this definition to the contrary, prior to Executive’s termination of employment for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in clauses (i) through (v) immediately above within ninety (90) days of its initial existence, and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, then the condition shall not constitute Good Reason. Further, notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within twelve (12) months of the initial existence of the applicable condition. For the sake of clarity, Good Reason shall not include Executive’s death or Disability.

6. Obligations upon Termination and Company Right of First Refusal.

(a) Termination for Cause, without Good Reason, or Due to Death or Disability. If, during the Term, Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or due to Executive’s death or Disability, then:

(i) the Company shall pay Executive or Executive’s estate, as applicable, in a lump sum cash payment within thirty (30) days after the date of termination (with the exact payment date to be determined by the Company), the following amounts (together, the “Accrued Amounts”):

(1) Executive’s earned salary through the date of termination, less withholding for taxes and other similar items, to the extent not previously paid;

(2) any unreimbursed travel and other business expenses incurred by Executive on or before the date of termination; and

(3) any vested amounts under Employee Benefit Plans in accordance with the terms and conditions governing such plans; and

(ii) all Equity Awards outstanding shall be treated in accordance with the stock option, stock purchase or equity-based incentive compensation plans or arrangements in place on the date of termination.

(b) Termination by the Company Without Cause or by Executive for Good Reason. If, during the Term, Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then:

(i) the Company shall pay Executive the Accrued Amounts in a lump sum cash payment within thirty (30) days after the date of termination (with the exact payment date to be determined by the Company);

(ii) subject to Section 11(f)(ii)(B), the Company shall pay severance (the “Severance Payment”) to Executive in an amount equal to the product obtained by multiplying (A) 1.5 times (B) the average (mean) of the combined base salary and cash bonus received by Executive during each of the two (2) completed fiscal years preceding the date of Executive’s termination (or, if Executive has been employed by the Company for less than two full fiscal years as of the date of termination, then an amount equal to 1.5 times Executive’s base salary in effect as of the date of termination), to be paid in monthly installments over the duration of the Restricted Period (defined in Section 11(a));

(iii) if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then, for a period of eighteen (18) months or such longer time as may be required by COBRA following Executive’s termination (the “COBRA Reimbursement Period”), the Company shall pay to Executive monthly payments in an amount equal to the cost of such COBRA premiums (the “COBRA Payments”); provided, however, that, (A) if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law, and (B) the COBRA Reimbursement Period shall only run for the period during which Executive is eligible to elect health coverage under COBRA and timely elects such coverage;

(iv) if Executive elects to seek outplacement services following termination of employment, the Company will assist Executive in locating such services and reimburse the reasonable expenses associated with such services in an aggregate amount not to exceed $10,000, and only until the earlier of (A) the first anniversary of the effective date of the termination of Executive’s employment or (B) the date on which Executive begins employment with another employer (the “Outplacement Payments”); and

(v) all Equity Awards outstanding shall be treated in accordance with the stock option, stock purchase or equity-based incentive compensation plans or arrangements in place on the date of termination.

(c) Company Right of First Refusal to Purchase Class B Shares. During the Term and continuing for eighteen (18) months following the termination of Executive’s employment for any reason, the Company shall have a right of first refusal to purchase all or any shares of the Company’s Class B common stock, $0.001 par value, that Executive (or, as applicable, Executive’s estate) elects to transfer, convert or dispose of during such period (the “Class B Shares”). Any such purchase shall be made at a price per share equal to the closing price of a share of the Company’s Class A common stock, $0.001 par value, on the day immediately preceding the date on which the right is exercised, as reported by the exchange on which such shares are traded on such date. In the event of any proposed disposition, conversion or transfer of Class B shares, Executive (or, as applicable, Executive’s estate) shall provide the Company with not less than thirty (30) calendar days’ advance written notice of the proposed transaction. If the Company chooses to exercise its right of first refusal, it shall do so by written notice within such thirty-day period preceding the proposed transaction. Within five business days after receipt of such notice, Executive (or, as applicable, Executive’s estate) shall tender to the Company at its principal offices a duly endorsed stock power and such other documentation as the Company or its transfer agent may require in order to transfer the Class B Shares to the Company. Promptly following receipt of such documentation, the Company shall deliver or mail to Executive (or, as applicable, Executive’s estate) a check in payment of the purchase price for such Class B Shares; provided, that any delay in making such payment shall not invalidate the Company’s exercise of its right of first refusal to purchase the Class B Shares. The Company may assign its rights to purchase Class B Shares and any other obligations under this paragraph to one or more persons or entities. The Company shall not be required to transfer or reflect on its books any of the Class B Shares sold, converted or transferred in violation of any of this paragraph, or to treat as owner or to pay dividends to any transferee to whom any such Class B Shares shall have been so sold or transferred.

7. Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and, except with respect to the COBRA Payments and the Outplacement Payments, any amounts payable pursuant to this Agreement shall not be reduced by compensation that Executive earns on account of employment with another employer.

8. Release of Claims. Notwithstanding anything to the contrary in this Agreement, the Company shall be obligated to provide the Severance Payment, the COBRA Payments and the Outplacement Payments only if, within thirty (30) days after the date of termination, Executive shall have executed a general release of claims and covenant not to sue, in substantially the form attached hereto as Exhibit A, and such release agreement shall not have been revoked within any revocation period specified in the release agreement.

9. Limitation of Benefits – Section 280G.

(a) If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, prior to making the 280G Payments, (i) the parties hereby agree, to the extent reasonably possible, to take all action and execute such documents that may be necessary to ensure that none of the 280G Payments shall constitute “parachute payments” within the meaning of Section 280G of the Code; provided, however, that, to the extent that this is not reasonably possible, then (ii) a calculation shall be made comparing (A) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (B) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (A) above is less than the amount under (B) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any reduction made pursuant to this Section 9 shall be made in a manner determined by the Company that is consistent with the requirements described in Section 13 hereof.

(b) All calculations and determinations under this Section 9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 9. The Company shall bear all costs that the Tax Counsel may reasonably incur in connection with its services.

10. Cooperation. The parties agree that certain matters in which Executive will be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided, however, that the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation, and, to the extent that Executive is required to spend substantial time on such matters, Executive and the Company shall negotiate in good faith an hourly rate to be paid to Executive for time spent.

11. Restrictive Covenants.

(a) Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i) “Confidential Information” means any and all data and information relating to the Company, its activities, business or clients that (A) is disclosed to Executive or of which Executive becomes aware as a consequence of his employment with the Company; (B) has value to the Company; and (C) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to, the following types of information regarding, related to or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. The term also includes (i) combinations of information or materials that individually may be generally known outside of the Company, but for which the nature, method or procedure for combining such information or materials is not generally known outside of the Company and (ii) any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party and that the Company has a duty or obligation to keep confidential. Confidential Information shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. The foregoing definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

(ii) “Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, governmental entity or political subdivision thereof or any other entity.

(iii) “Post-Employment Non-Compete Election” means the Company’s right, at any time during the thirty (30) day period following the last day of Executive’s employment with the Company or an affiliate or subsidiary thereof for any reason, via notice delivered in accordance with the procedures set forth in Section 16(f), to elect to activate and enforce the covenants described in Section 11(b) below.

(iv) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(v) “Protected Customer” means any Person that was called on, serviced by or contacted by Executive in his capacity as an employee of the Company, or that was otherwise known to Executive by virtue of Executive’s employment with the Company.

(vi) “Restricted Period” means the period beginning on the Effective Date and ending eighteen (18) months after the termination of the Executive’s employment with the Company for any reason.

(vii) “Restricted Territory” means, collectively, all states in which the Company or its subsidiaries engage in the Services as of the relevant determination date.

(viii) “Restrictive Covenants” means the restrictive covenants contained in Sections 11(b) through 11(e) hereof.

(ix) “Services” means, collectively, the road construction, paving, grading, asphalt manufacturing, aggregate production and/or sitework businesses or related services engaged in by the Company and its subsidiaries as of the date hereof.

(b) Agreement Not to Compete and Related Covenants. During the term of this Agreement and, if the Company makes the Post-Employment Non-Compete Election, for the duration of the Restricted Period, other than on behalf of the Company or with the prior written consent of the Board, Executive shall not, directly or indirectly, by or through any Person in any capacity (whether on his own behalf or as a Principal or Representative of any Person):
(i) carry on or engage in the Services in the Restricted Territory;

(ii) perform services for any Person that conducts any business similar to the Services in the Restricted Territory;

(iii) solicit, divert or take away, or attempt to solicit, divert or take away, a Protected Customer for the purpose of engaging in, providing or selling Services; or

(iv) solicit or induce, or attempt to solicit or induce, any employee of the Company to terminate his or her employment relationship with the Company or to enter into an employment relationship with Executive or any other Person.

(c) Non-Disparagement. Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its business, or any of its directors, officers, employees or existing or prospective customers, suppliers, investors or other associated third parties. This Section 11(c) does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided, however, that such compliance does not exceed that required by the applicable law, regulation or order. The Company shall cause its directors and officers to refrain from making any defamatory or disparaging remarks, comments or statements concerning Executive to any third parties.

(d) Restriction on Disclosure and Use of Confidential Information. Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Company, or reveal, divulge or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that, in the event that such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; or (ii) reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures.

(e) Return of Materials. Following any termination of employment, Executive will not retain or destroy and will immediately return to the Company on or prior to the date of Executive’s termination of employment, or at any other time at which the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit, access and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, CDs, tapes, computers, mobile devices, other electronic media and all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information belonging to the Company or that Executive received from or through his employment with the Company. Executive will not make, distribute or retain copies of any such information or property. Notwithstanding the foregoing, Executive shall be entitled to retain for his own personal use any telephone numbers used in connection with mobile devices returned to the Company.

(f) Enforcement of Restrictive Covenants.

(i) Acknowledgement of Consideration. Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company. Executive acknowledges and agrees that Executive’s agreement to, and compliance with, the Restrictive Covenants are supported by adequate consideration, including, without limitation, the following: (i) the Company’s establishment of a term of employment for Executive, rather than employment at will, (ii) the commitment to provide severance compensation in the event of the termination of Executive’s employment under the circumstances described in Section 6 hereof, (iii) the Company’s agreement to provide Executive with access to Confidential Information, (iv) the Company’s agreement to permit the use of the Company’s goodwill with the Company’s customers and suppliers, and (v) the Company’s provision of skill development and training opportunities to Executive. Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under this Section 11 hereof; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of this Section 11 or the Company’s enforcement thereof.

(ii) Rights and Remedies Upon Breach.

(A) The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that, in the event that Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In the event of any suit or other proceeding with respect to Executive’s obligations in this Section 11, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such proceeding in addition to any and all other remedies available at law or in equity.

(B) Without limiting the generality of the foregoing paragraph, if the Company reasonably determines that Executive has violated any covenant set forth in this Section 11, irrespective of any determination by a court of competent jurisdiction that one or more covenants set forth in this Section 11 are unreasonable as to scope or duration or otherwise unenforceable, then any remaining unpaid portion of the Severance Payment shall be forfeited effective upon the commencement of such violation.

(iii) Severability and Modification of Restrictive Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties intend that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any provision of the Restrictive Covenants should be held by a court of competent jurisdiction to exceed the scope permitted by applicable law, such provision shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above, and all other provisions of this Agreement shall be valid and enforceable.

12. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

13. Section 409A.

(a) General Compliance. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. If any payment or benefit provided to Executive pursuant to this Agreement is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and if such payment or benefit could be made or provided (or start to be made or provided) during either of two tax years, then the payment or benefit will be made or provided (or start to be made or provided) in the latter of the two tax years. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination of employment or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive’s separation from service occurs shall be paid to Executive in a lump sum on the Specified Employee Payment Date, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d) Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to Executive on or before December 31 of the calendar year immediately following the calendar year in which Executive remits the related taxes.

14. Top Hat Agreement. This Agreement is intended to constitute an unfunded arrangement for Executive, who is a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

15. Indemnification. Executive is a party to a separate indemnification agreement with the Company (the “Indemnification Agreement”). The indemnification and advancement of expenses provided pursuant to the Indemnification Agreement shall survive the termination of this Agreement with respect to all activities, actions or inactions occurring or alleged to have occurred prior to or during the term of this Agreement, and the Indemnification Agreement shall remain binding upon the Company following the termination hereof with respect to the covered activities, actions or inactions of Executive occurring or alleged to have occurred prior to or during the term of this Agreement.

16. Miscellaneous.

(a) Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

(b) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it or he may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or Executive’s employment by the Company (whether based on contract, tort or any other theory). Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that such party and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(c) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets, by whatever means.

(d) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e) Amendments. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an authorized representative of the Company.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to Executive, the address on file with the Company, and if to the Company, Construction Partners, Inc., Attention: Chairperson of the Compensation Committee, 290 Healthwest Drive, Suite 2, Dothan, Alabama 36303, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i) Waivers. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(j) Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, without limitation, any prior employment agreements that Executive may have had with the Company or any subsidiary or affiliate thereof.

(k) Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(l) Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement, including, without limitation, the covenants of Executive set forth in Section 11 hereof.

(m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(n) Acknowledgement. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:
Construction Partners, Inc.
By:
Name:
Title:

EXECUTIVE:

EXHIBIT A

Form of Release

This Release (this “Release”) is made effective as of ______________ (the “Effective Date”), by ___________________ (“Executive”).

RECITALS

A. Executive and Construction Partners, Inc., a Delaware corporation (the “Company”), are parties to that certain Employment Agreement, dated ______________ (the “Employment Agreement”).

B. This Release is delivered pursuant to Section 8 of the Employment Agreement.

C. Executive acknowledges that the execution and delivery of this Release is a condition to receiving the Severance Payment pursuant to Section 6 of the Employment Agreement.

RELEASE

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Executive hereby makes the following release in favor of the Released Parties (defined below):

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have their respective meanings set forth in the Employment Agreement.

2. Releases.

(a) Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its officers, directors, stockholders, successors and assigns (collectively, the “Released Parties”) from any and all claims, demands, proceedings, causes of action, orders, obligations, debts and liabilities, whether known or unknown, suspected or unsuspected, both at law and in equity, that Executive now has or has ever had against the Released Parties arising on or prior to the Effective Date, whether pursuant to contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Effective Date, including, but not limited to, any and all claims arising out of or related to Executive’s employment with the Company, including, but not limited to, any alleged violation under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e) et seq.; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991,42 U.S.C. §1981,; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Employee Retirement Income Security Act of 1974 (except for vested benefits under any tax-qualified benefit plan), as amended, 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act of 1963; Executive Order 11246; Executive Order 11141; and any other federal, state or local statutory claim, employment or other contract claim, or common or civil law claim for wrongful discharge, defamation, or invasion of privacy arising out of or in any way connected with or involving any employment relationship of Executive with any Released Party, the termination or resignation of Executive’s employment with any Released Party, or any continuing effects of his employment with any Released Party, including, but not limited to, any claim for severance pay, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation, or disability, in each case, other than as required pursuant to Section 6 of the Employment Agreement.

(b) Executive acknowledges that (i) the Company is not obligated to provide the Severance Payment pursuant to Section 6 of the Employment Agreement and that the Company has agreed to provide such consideration in exchange for this Release, (ii) neither payment by the Company of the Severance Payment, nor any term or condition contained in the Release or the Employment Agreement, shall be construed as an admission of liability or wrongdoing by the Company, (iii) Executive was given a period of thirty (30) days to consider and execute the Release, and (iv) Executive has a right to revoke this Release within a period of seven (7) days following his signing the Release, and this Release shall not become effective or enforceable until the seven-day period has ended without revocation of this Release by Executive, and (v) if Executive does not sign the Release within thirty (30) days, or if he revokes the Agreement within the seven (7) day revocation period, he will not receive the Severance Payment.

(c) Executive represents and warrants to the Released Parties that he has not assigned or otherwise transferred any right or interest in any claims released pursuant to this Section 2. Executive also represents that he has read and fully understands the Release and acknowledges that he had the right and full opportunity to review this Release with an attorney of his choice and was encouraged to do so. Executive further represents has signed this Release freely and voluntarily, with full knowledge that he is waiving all claims against the Company through the date of this Release.

(d) Executive hereby irrevocably and perpetually covenants that Executive will not (a) directly or indirectly assert any claims released pursuant to this Section 2, or commence, institute or cause to be commenced any proceeding of any kind against the Released Parties, based upon any matter purported to be released hereby or (b) assign or transfer any right or interest in any claims released pursuant to this Section 2.

3. Non-Disparagement; Confidentiality. Executive agrees not to criticize, denigrate, or disparage the Company or its business, or any of its directors, officers, employees and existing and prospective customers, suppliers, investors and other associated third parties or their respective business or operations (collectively, “Released Parties”). Executive further agrees to keep absolutely confidential all confidential or personal information about any Released Party that Executive received or generated during Executive’s employment with the Company. This restriction does not restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the applicable law, regulation or order.

4. Recoupment of Severance Payment. Executive will not institute any suit, action or proceeding, whether at law or equity, challenging the enforceability of this Release. Should Executive attempt to have any part of this Release found to be unenforceable, or institute litigation against the Company or any other Released Party, Executive will, as a condition precedent to such action, repay all Severance Payments paid to Executive under Section 6 of the Employment Agreement, with the exception of $100, which will serve as consideration for the release of claims in Section 2 above. Furthermore, if Executive does not prevail in an action against the Company or any other Released Party, Executive shall pay to the Company and/or the appropriate Released Party all of their costs and attorneys’ fees incurred in their defense of such action.

5. Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Release shall not affect the other provisions hereof, and this Release shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(b) This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of law.

(c) This Release shall not be amended or modified except by a written instrument duly executed by Executive and the Company.

(d) Captions and headings of the Sections of this Release are intended solely for convenience and no provision of this Release is to be construed by reference to the caption or heading of any section or paragraph.

(e) Notwithstanding anything herein to the contrary, nothing in this Release shall (i) prohibit Executive from making reports of possible violations of federal law or regulations to any governmental agency or entity in accordance with the provisions of and the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or of any other whistleblower protection provisions of state or federal law or regulations, (ii) require notification or prior approval by the Company of any reporting described in clause (i), or (iii) limit Executive’s right to receive an award for information reported to any government agency or entity as described in clause (i).

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release effective as of the Effective Date above.

EXECUTIVE: